CONSENT IN WRITING OF
BOARDS OF DIRECTORS OF
GLOBAL LEADERS CORPORATION

Approving the filing of the Extension of Offering Period (Form 8-K)

MINUTES OF THE MEETING OF THE BOARD OF DIRECTORS of the Company held on the following date and at the following time and place:

Date: August 19, 2022
Time: 10:30 AM
Venue: Suite 305-306, 3/F New East Ocean Centre, No. 9, Science Museum Road, Tsim Sha Tsui, Hong Kong
Present: Yip Hoi Hing Peter (the single director, Chairman of the Board)

RESOLUTION

WHEREAS, the Company has planned to file the form 8-K (herein referred to as the "8-K") on the date first written above.

RESOLVED, that to authorize and empower the Company to extend the Offering period for an additional 90 days, as provided by the Form 8-K will be filed on August 19, 2022. As per the form 8-K filed on May 23, 2022, the Offering was extended and will expire on August 21, 2022. After the extension, it will continue until November 19, 2022.

IN WITHNESS HEREOF, the undersigned have executed this Written Consent as of the date first written above.

SIGNATURES:

____

Yip Hoi Hing Peter

Director,

Chairman of the Board,

(Chief Executive Officer),

(Chief Financial Officer),

(President),

(Secretary and Treasurer),

(Principal Executive Officer)